Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
DATAVAULT AI INC.

Datavault AI Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is Datavault AI Inc.

SECOND: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation, as amended, and any amendments thereto (the “Certificate of Incorporation”), last amended by a certificate of amendment to the Certificate of Incorporation filed with the Secretary of State on February 13, 2025.

THIRD: The below provision is hereby inserted into the Certificate of Incorporation as Article Seventh of the Certificate of Incorporation to read in its entirety as set forth below:

“Seventh: In furtherance and not in limitation of the powers conferred by law, the board of directors of the Corporation is expressly authorized and empowered to adopt, amend, alter, or repeal the bylaws without any action on the part of the stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the bylaws.”

FOURTH: This amendment was duly adopted in accordance with the provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective as of New York Time on the date written below.

SIXTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 25th day of September, 2025.

DATAVAULT AI INC.

By:	/s/ Nathaniel Bradley
Nathaniel Bradley
Director and Chief Executive Officer